Exhibit 99.4

ITEM 7.        MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion and analysis of our financial condition as at December 31, 2007 and 2006 and our results of operations for the years ended December 31, 2007 and 2006 and the period from October 4, 2005 through December 31, 2005. This discussion should be read in conjunction with our audited consolidated financial statements and related notes included in Item 8 of this Form 10-K. Some of the information contained in this discussion and analysis is included elsewhere in this document, including information with respect to our plans and strategy for our business, and includes forward-looking statements that involve risks and uncertainties. Please see the “Cautionary Statement Regarding Forward-Looking Statements” for more information. You should review Item 1A, “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements.

Executive Overview

We are a global reinsurance and insurance company. Through our subsidiaries, we write primarily property, property catastrophe, short-tail specialty and casualty reinsurance and through Island Heritage, we primarily write property insurance.

We were formed by Haverford, a company controlled and capitalized by Mark Byrne, the Executive Chairman of our Board of Directors, and David Brown, our Chief Executive Officer, and we commenced operations in December 2005. On March 30, 2007, the Company’s common shares began trading on the New York Stock Exchange. The Company completed the initial public offering (“IPO”) of 13.0 million of its common shares on April 4, 2007 resulting in gross proceeds to the Company of $175.5 million ($159.3 million net of expenses).  In connection with this IPO, the Company filed a Registration Statement on Form S-1 (Registration No. 333-138182) with the Securities and Exchange Commission (the “SEC”) on March 30, 2007.  On April 30, 2007, the underwriters of the IPO exercised their option to purchase an additional 750,000 common shares of the Company at the public offering price less underwriting discounts and commissions resulting in gross proceeds of $10.1 million ($9.4 million net of expenses).

The various components of our operating model are unified through our centralized management in Hamilton, Bermuda, and integrated through our use of advanced technology. Our Bermuda-based underwriters are complemented with a separately licensed and staffed European underwriting platform, Flagstone Suisse, based in Martigny, Switzerland. We recently established a Middle East and North Africa presence with the establishment of an office in Dubai in addition to an office in Puerto Rico focused on sourcing Caribbean and Latin American risks. Our research and development efforts and part of our catastrophe modeling and risk analysis team is based in Hyderabad, India, and our international reinsurance marketing operations are conducted from London, England. Our computer data center is in our Halifax, Canada office, where we also run support services such as accounting, claims, application support administration and software development. The result is an operating platform which provides significant efficiencies in our operations and access to a large and highly qualified staff at a relatively low cost.

Because we have a limited operating history, period to period comparisons of our results of operations are limited and may not be meaningful in the near future. Our financial statements are prepared in accordance with U.S. GAAP and our fiscal year ends on December 31. Since a substantial portion of the reinsurance we write provides protection from damages relating to natural and man-made catastrophes, our results depend to a large extent on the frequency and severity of such catastrophic events, and the specific insurance coverages we offer to clients affected by these events. This may result in volatility in our results of operations and financial condition. In addition, the amount of premiums written with respect to any particular line of business may vary from quarter to quarter and year to year as a result of changes in market conditions.

The Company holds a controlling interest in Island Heritage, whose primary business is insurance. As a result of the strategic significance of the insurance business to the Company, and given the relative size of revenues generated by the insurance business, the Company modified its internal reporting process and the manner in which the business is managed and as a result the Company revised its segment structure, effective January 1, 2008. As a result of this process the Company is now reporting its results to the chief operating decision maker based on two reporting segments: Reinsurance and Insurance. The 2007 comparative information below reflects our current segment structure. The Company regularly reviews its financial results and assesses performance on the basis of these two operating segments.

Those segments are more fully described as follows:

Reinsurance

Our Reinsurance segment has three main units:

(1)
Property Catastrophe Reinsurance. Property catastrophe reinsurance contracts are typically “all risk” in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, wind, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption. To date, property catastrophe reinsurance has been our most important product. We write property catastrophe reinsurance primarily on an excess of loss basis. In the event of a loss, most contracts of this type require us to cover a subsequent event and generally provide for a premium to reinstate the coverage under the contract, which is referred to as a “reinstatement premium”. These contracts typically cover only specific regions or geographical areas, but may be on a worldwide basis.

(2)
Property Reinsurance. We also provide reinsurance on a pro rata share basis and per risk excess of loss basis. Per risk reinsurance protects insurance companies on their primary insurance risks on a single risk basis, for example, covering a single large building. All property per risk and pro rata business is written with loss limitation provisions, such as per occurrence or per event caps, which serve to limit exposure to catastrophic events.

(3)
Short-tail Specialty and Casualty Reinsurance. We also provide short-tail specialty and casualty reinsurance for risks such as aviation, energy, accident and health, satellite, marine and workers’ compensation catastrophe. Most short-tail specialty and casualty reinsurance is written with loss limitation provisions.

Insurance

The Company has established an Insurance segment, as a result of the insurance business generated through Island Heritage, a property insurer based in the Cayman Islands which is primarily in the business of insuring homes, condominiums and office buildings in the Caribbean region. The Company gained controlling interest of Island Heritage in the third quarter of 2007, and as a result, the comparatives for the twelve months ended December 31, 2007 include the results of Island Heritage for the six months ended December 31, 2007 only.

We measure our financial success through long term growth in diluted book value per share plus accumulated dividends, which we believe is the most appropriate measure of the performance of the Company, a measure that focuses on the return provided to the Company’s common shareholders. Diluted book value per share is obtained by dividing shareholders equity by the number of common shares and common share equivalents outstanding.

Revenues

We derive our revenues primarily from premiums from our reinsurance and insurance contracts, net of any retrocessional coverage purchased, income from our investment portfolio, and fees for services provided. Reinsurance and insurance premiums are a function of the number and type of contracts we write, as well as prevailing market prices. Premiums are generally due in installments and earned over the contract term, which ordinarily is twelve months.

Income from our investment portfolio is primarily comprised of interest on fixed maturity, short term investments and cash and cash equivalents, dividends and proportionate share of net income for those investments accounted for on an equity basis, net realized and unrealized gains on our investment portfolio including our derivative positions, net of investment expenses.

Other income includes earned revenue relating to upfront commitment fees on reinsurance contracts and ceding commissions earned by Island Heritage.

Expenses

Our expenses consist primarily of the following types: loss and loss adjustment expenses, acquisition costs, general and administrative expenses, interest expense and minority interest.

Loss and loss adjustment expenses are a function of the amount and type of reinsurance and insurance contracts we write and of the loss experience of the underlying risks. We estimate loss and loss adjustment expenses based on an actuarial analysis of the estimated losses we expect to be reported on contracts written. As described below, we will reserve for catastrophic losses that we anticipate will accrue to us as soon as a loss event is known to have occurred. The ultimate loss and loss adjustment expenses will depend on our actual costs to settle claims. We will increase or decrease our initial loss and loss adjustment estimates as actual claims are reported and settled.

Acquisition costs are primarily comprised of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance and insurance contracts. Deferred acquisition costs are amortized over the related contract term, which is ordinarily twelve months.

General and administrative expenses consist primarily of salaries, benefits and related costs, including costs associated with awards under our PSU and RSU Plans, compensation expense based on the fair value of the Warrant and other general operating expenses.

Interest expense consists primarily of the interest expense related to the Deferrable Interest Debentures and the Junior Subordinated Deferrable Interest Notes that were issued by the Company in 2006 and 2007.

Minority interest consists of the minority interest relating to Mont Fort and Island Heritage.  The portions of Mont Fort’s net income and shareholders’ equity attributable to holders of the preferred shares for the year ended December 31, 2007 and the portions of Island Heritage’s net income and shareholders’ equity attributable to minority shareholders’ for the year ended December 31, 2007 are recorded in the consolidated financial statements of the Company as minority interest.

Critical Accounting Policies

It is important to understand our accounting policies in order to understand our financial position and results of operations. Our consolidated financial statements contain certain amounts that are inherently subjective in nature and have required management to make assumptions and best estimates to determine the reported values. If events or other factors, including those described in Item 1A, “Risk Factors,” cause actual events or results to differ materially from management’s underlying assumptions or estimates, there could be a material adverse effect on our results of operations, financial condition and liquidity.

The following are the accounting policies that, in management’s judgment, are critical due to the judgments, assumptions and uncertainties underlying the application of those policies and the potential for results to differ from management’s assumptions.

Loss and Loss Adjustment Expense Reserves

Because a significant amount of time can lapse between the assumption of a risk, the occurrence of a loss event, the reporting of the event to an insurance company (the primary company or the cedent), the subsequent reporting to the reinsurance company (the reinsurer) and the ultimate payment of the claim by the reinsurer, our liability for loss reserves is based largely upon estimates. We believe that the most significant accounting judgment we make is our estimate of loss reserves.

Under U.S. GAAP, we are not permitted to establish loss reserves, which include case reserves and IBNR, until the occurrence of an event which may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date are established, with no allowance for the establishment of loss reserves to account for expected future losses. Claims arising from future catastrophic events can be expected to require the establishment of substantial loss reserves from time to time.

Our loss reserve estimates do not represent an exact calculation of liability. Rather, they represent estimates of our expectations of the ultimate settlement and administration costs of claims incurred. These estimates are based upon actuarial and statistical projections and on our assessment of currently available data, predictions of future developments and estimates of future trends in claims severity and frequency and other variable factors such as inflation. Establishing an appropriate level of our loss reserve estimates is an inherently uncertain process. It is likely that the ultimate liability will be greater or less than these estimates and that, at times, this variance will be material.

Reserves for losses and loss adjustment expenses as at December 31, 2007 and 2006 were comprised of the following:

	Year ended December 31, 2007			Year ended December 31, 2006
	Case	IBNR	Total	Case	IBNR	Total
	($ in thousands)

Property catastrophe	$63,441	$51,139	$114,580	$510	$6,572	$7,082
Property	5,653	22,623	28,276	923	9,215	10,138
Short-tail specialty and casualty	2,282	31,962	34,244	1,889	3,407	5,296
Insurance	3,317	561	3,878	-	-	-
Loss and loss adjustment expense reserves	$74,693	$106,285	$180,978	$3,322	$19,194	$22,516

As we are primarily a broker market reinsurer, reserving for our business can involve added uncertainty because we depend on information from ceding companies. There is a time lag inherent in reporting information from the primary insurer to us and ceding companies have differing reserving practices. The information we receive varies by cedent and broker and may include paid losses and estimated case reserves. We may also receive an estimated provision for IBNR reserves, especially when the cedent is providing data in support of a request for collateral for loss reserves ceded. The information received from ceding companies is typically in the form of bordereaux, which are reports providing premium or loss data with respect to identified risks, broker notifications of loss and/or discussions with ceding companies or their brokers. This information can be received on a monthly, quarterly or transactional basis. As we are primarily a reinsurer, our reinsurance reserve estimates may be inherently less reliable than the reserve estimates of our primary insurer cedents.

Because our business is generally characterized by loss events of low frequency and high severity, reporting of claims in general tends to be prompt (as compared to reporting of claims for casualty or other “long-tail” lines of business). However, the timing of claims reporting can vary depending on various factors, including: the nature of the event (e.g., hurricane, earthquake and hail); the quality of the cedent’s claims management and reserving practices; the geographic area involved; and whether the claims arise under reinsurance contracts for primary companies, or reinsurance of other reinsurance companies. Because the events from which catastrophe claims arise are typically prominent, public occurrences, we are often able to use independent reports of such events to augment our loss reserve estimation process. Because of the degree of reliance that we place on ceding companies for claims reporting, the associated time lag, the low frequency and high severity nature of the business we underwrite and the varying reserving practices among ceding companies, our reserve estimates are highly dependent on management's judgment and are therefore subject to significant variability from one quarter to another. During the loss settlement period, additional facts regarding individual claims and trends may become known, and current laws and case law may change.

For reinsurance written on an excess of loss basis, which represents approximately 68.0% and 80.1% of the premiums we wrote for the years ended December 31, 2007 and 2006, respectively, our exposure is limited by the fact that most treaties have a defined limit of liability arising from a single loss event. Once the limit has been reached, we have no further exposure to additional losses from that treaty for the same loss event. For reinsurance on a pro rata basis, we typically have event caps so these liabilities are contained.

The Company’s actuarial group performs a quarterly loss reserve analysis on a contract by contract basis. This analysis incorporates specific exposures, loss payment and reporting patterns and other relevant factors. This process involves the segregation of risks between catastrophic and non-catastrophic risks to ensure appropriate treatment.

For our property catastrophe policies which comprise 65.6% and 72.4% of our gross premiums written for the years ended December 31, 2007 and 2006, respectively, and other catastrophe policies, we initially establish our loss reserves based on loss payments and case reserves reported by ceding companies. We then add to these case reserves our estimates for IBNR. To establish our IBNR estimates, in addition to the loss information and estimates communicated by cedents, we use industry information, knowledge of the business written by us, management’s judgment and general market trends observed from our underwriting activities.

When a catastrophic event occurs, we first determine which treaties may be affected using our zonal monitoring of exposures. We contact the respective brokers and ceding companies involved with those treaties, to determine their estimate of involvement and the extent to which the reinsurance program is affected. We may also use our computer-based vendor and proprietary modeling systems to measure and estimate loss exposure under the actual event scenario, if available. Although the loss modeling systems assist with the analysis of the underlying loss, and provide us with information and the ability to perform an enhanced analysis, the estimation of claims resulting from catastrophic events is inherently difficult because of the variability and uncertainty of property and other catastrophe claims and the unique characteristics of each loss.

For non-catastrophe business, we utilize a variety of standard actuarial methods in our analysis. The selections from these various methods are based on the loss development characteristics of the specific line of business and specific contracts. The actuarial methods we use to perform our quarterly contract by contract loss reserve analysis include:

●
Paid Loss Development Method.  We estimate ultimate losses by calculating past paid loss development factors and applying them to exposure periods with further expected paid loss development. The paid loss development method assumes that losses are paid at a consistent rate. It provides an objective test of reported loss projections because paid losses contain no reserve estimates. For many coverages, claim payments are made very slowly and it may take years for claims to be fully reported and settled. This method is a key input into the Bornheutter-Ferguson paid loss method discussed below.

●
Reported Loss Development Method.  We estimate ultimate losses by calculating past reported loss development factors and applying them to exposure periods with further expected reported loss development. Since reported losses include payments and case reserves, changes in both of these amounts are incorporated in this method. This approach provides a larger volume of data to estimate ultimate losses than paid loss methods. Thus, reported loss patterns may be less varied than paid loss patterns, especially for coverages that have historically been paid out over a long period of time but for which claims are reported relatively early and case loss reserve estimates established. This method is a key input into the Bornheutter-Ferguson reported loss method discussed below.

●
Expected Loss Ratio Method.  To estimate ultimate losses under the expected loss ratio method, we multiply earned premiums by an expected loss ratio. The expected loss ratio is selected utilizing industry data, historical company data and professional judgment. The Company uses this method for lines of business and contracts where there are no historical losses or where past loss experience is not credible.

●
Bornheutter-Ferguson Paid Loss Method.  The Bornheutter-Ferguson paid loss method is a combination of the paid loss development method and the expected loss ratio method. The amount of losses yet to be paid is based upon the expected loss ratios. These expected loss ratios are modified to the extent paid losses to date differ from what would have been expected to have been paid based upon the selected paid loss development pattern. This method avoids some of the distortions that could result from a large development factor being applied to a small base of paid losses to calculate ultimate losses. This method will react slowly if actual loss ratios develop differently because of major changes in rate levels, retentions or deductibles, the forms and conditions of reinsurance coverage, the types of risks covered or a variety of other changes. The Company uses this method for lines of business and contracts where there are limited historical paid losses.

●
Bornheutter-Ferguson Reported Loss Method.  The Bornheutter-Ferguson reported loss method is similar to the Bornheutter-Ferguson paid loss method with the exception that it uses reported losses and reported loss development factors. The Company uses this method for lines of business and contracts where there are limited historical paid and reported losses.

Initially selected expected loss ratios are used while the exposure is earning. We assign payment and reporting patterns for attritional business to use with paid development, incurred development, and paid and incurred Bornheutter-Ferguson methods. We maintain an expected loss ratio through the exposure earning period followed by selections of Bornheutter-Ferguson paid and reported during intermediate reporting periods. Later, through the development, we revert from Bornheutter-Ferguson paid and reported to paid and reported development methods to fully reflect account exeperience. This entails a reasonable evolution from initial expected loss ratios to full account experience through a tempering phase of Bornheutter-Ferguson weightings. We maintain a conservative bias toward the selection of Bornheutter-Ferguson paid and reported methods on accounts with losses paid or reported earlier while holding expected loss ratios on loss free accounts where no paid or reported losses have yet occurred early in the account's maturation.

We reaffirm the validity of the assumptions we use in the reserving process on a quarterly basis during our internal review process. During this process, the Company’s actuaries verify that the assumptions continue to form a sound basis for projection of future liabilities.

Our critical underlying assumptions are:

(i)	the cedent’s business practices will proceed as in the past with no material changes either in submission of accounts or cash flow receipts;

(ii)	case reserve reporting practices, particularly the methodologies used to establish and report case reserves, are unchanged from historical practices;

(iii)	for the expected loss ratio method, ultimate losses vary proportionately with premiums;

(iv)	historical levels of claim inflation can be projected into the future;

(v)	in cases where benchmarks are used, they are derived from the experience of similar business; and

(vi)	we form a credible initial expectation of the ultimate loss ratios through a review of pricing information supplemented by qualitative information on market events.

All of our critical assumptions can be thought of as key assumptions in the sense that they can have a material impact on the adequacy of our reserves. In general, the various actuarial techniques we use assume that loss reporting and payment patterns in the future can be estimated from past experience. To the extent that any of the above assumptions is not valid, future payment and reporting patterns could differ from historical experience. In practice it is difficult to be precise on the effect of each assumption. However, due to a greater potential for estimation error, and thus greater volatility, our reserves may be more sensitive to the effects of deviations from assumptions (iv), (v) and (vi) than the other assumptions.

Our reserving methodology, as discussed above, uses a loss reserving model that calculates a point estimate for the Company’s ultimate losses, as opposed to a methodology that develops a range of estimates. The Company then uses this point estimate, deducting cumulative paid claims and current case reserves, to record its estimate of IBNR. The Company employs sensitivity analysis in selecting our point estimate, which involves varying industry loss estimates for catastrophe events and estimated loss ratio for non-catastrophe business.

Our reserve estimates for reported catastrophe losses are based upon industry loss estimates and our modeled loss scenarios. Because any catastrophe event loss reserve estimate is simply an insurer’s estimate of its ultimate liability, and because there are numerous factors which affect reserves but cannot be determined with certainty in advance, our ultimate payments will vary, perhaps materially, from our initial estimate of reserves. Therefore, because of these inherent uncertainties, we have developed a reserving philosophy which attempts to incorporate prudent assumptions and estimates in making our loss selection based on both the potential for adverse development and historical experience among industry participants. Our reserving philosophy does not include an explicit adjustment to our point estimate of ultimate losses. There may be instances in the future in which it would be beneficial to develop a range of estimates, but at present, due to our short operating history, we have not found it necessary to do so.

For our non-catastrophe reinsurance business, the key factors used to arrive at our best estimate of loss and loss adjustment expense reserves are the expected loss ratios, rate of loss cost inflation, selection of benchmarks and reported and paid loss emergence patterns. Our reporting patterns and expected loss ratios were based on either benchmarks or historical reporting patterns. The benchmarks selected are those that we believe are most similar to our underwriting business. There were no material changes in any of these key factors during the year ended December 31, 2007.

Although we believe that we are prudent in our assumptions and methodologies, we cannot be certain that our ultimate payments will not vary, perhaps materially, from the estimates we have made. If we determine that adjustments to an earlier estimate are appropriate, such adjustments are recorded in the quarter in which they are identified. The establishment of new reserves, or the adjustment of reserves for reported claims, could result in significant upward or downward changes to our financial condition or results of operations in any particular period. We regularly review and update these estimates using the most current information available to us.

During the year ended December 31, 2007, the significant losses on our catastrophe business were as follows; United Kingdom floods in June and July of $38.0 million; European Windstorm Kyrill of $32.4 million; New South Wales (Australia) floods of $18.5 million; $13.8 million for three satellite losses during 2007; and the Sydney Hailstorm of $11.4 million.  Given the benign catastrophe activity during the year ended December 31, 2006, the losses incurred on catastrophe business were approximately $12.4 million. Because we expect a small volume of large claims, we believe the variance of our catastrophe related loss ratio could be relatively wide. Claims from catastrophic events could reduce our earnings and cause substantial volatility in our results of operations for any fiscal quarter or year which could adversely affect our financial condition and liquidity position.

A significant component of our loss ratio relates to non-catastrophe business for the years ended December 31, 2007 and 2006. As we commonly write net lines of non-catastrophe business exceeding $10.0 million, we expect that the ultimate loss ratio for non-catastrophe business can vary significantly from our initial loss ratios. Thus, a 10% increase or decrease in loss ratios for non-catastrophe business is likely to occur and, for the years ended December 31, 2007 and 2006, this would have resulted in an approximate increase or decrease in our net income or shareholders’ equity of approximately $6.3 million and $1.4 million, respectively.

Our estimates are reviewed annually by an independent actuary in order to provide additional insight into the reasonableness of our loss reserves.

Premiums and Acquisition Costs

For our reinsurance business, we recognize premiums as revenue ratably over the terms of the related contracts and policies. Our reinsurance gross premiums written are based on policy and contract terms and include estimates based on information received from both insured and ceding companies. The information received is typically in the form of bordereaux, broker notifications and/or discussions with ceding companies or their brokers. This information can be received on a monthly, quarterly or transactional basis and normally includes estimates of gross premiums written (including adjustment premiums and reinstatement premiums), net premiums earned, acquisition costs and ceding commissions. Adjustment premiums are premiums due to either party when the contract's subject premium is adjusted at expiration and is recorded in subsequent periods.  Reinstatement premiums are premiums charged for the restoration of a reinsurance limit of an excess of loss contract to its full amount after payment of losses as a result of an occurrence.

We write treaty and facultative reinsurance on either a non-proportional (also referred to as excess of loss) basis or a proportional (also referred to as pro rata) basis.

We book premiums on excess of loss contracts in accordance with the contract terms and earn them over the contract period. Since premiums for our excess of loss contracts are usually established with some certainty at the outset of the contract and the reporting lag for such premiums is minimal, estimates for premiums written for these contracts are usually not significant. The minimum and deposit premiums on excess of loss contracts are usually set forth in the language of the contract and are used to record premiums on these contracts. Actual premiums are determined in subsequent periods based on actual exposures and any adjustments are recorded in the period in which they are identified.

For pro rata contracts, gross premiums written and related acquisition costs are normally estimated on a quarterly basis based on discussions with ceding companies, together with historical experience and management’s judgment. Premiums written on pro rata contracts are earned over the risk periods of the underlying policies issued and renewed. As a result, the earning pattern of pro rata contracts may extend up to 24 months. This is generally twice the contract period due to the fact that some of the underlying exposures may attach towards the end of our contracts (i.e., risks attaching basis), and such underlying exposures generally have a one year coverage period. Total premiums written and earned on our pro rata business for the year ended December 31, 2007 were $152.0 million (26.3%), and $101.5 million (21.3%), respectively and were $60.3 million (19.9%), and $36.9 million (19.2%), respectively for the year ended December 31, 2006.  Total earned acquisition costs estimated on pro rata contracts for the year ended December 31, 2007 and 2006 were $35.1 million (42.6%) and $11.2 million (37.4%), respectively. On a quarterly basis, we track the actual premium received and acquisition costs incurred and compare this to the estimates previously booked. Such estimates are subject to adjustment in subsequent periods when actual figures are recorded.

Reinstatement premiums are estimated after the occurrence of a significant loss and are recorded in accordance with the contract terms based upon the amount of loss reserves expected to be paid, including IBNR. Reinstatement premiums are earned when written.

For the majority of our insurance business, we receive a flat premium which is identified in the policy and which is recorded as unearned premium on the inception date of the contract. This premium will adjust only if the underlying insured values adjust. We actively monitor underlying insured values and record adjustment premiums in the periods in which amounts are reasonably determinable.

Acquisition costs, which are primarily comprised of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance contracts are expensed over the underlying risk period of the related contracts. Acquisition costs relating to the unearned portion of premiums written are deferred and carried on the balance sheet as deferred acquisition costs. Deferred acquisition costs are amortized over the period of the related contract and are limited to their estimated realizable value based on the related unearned premiums, anticipated claims expenses and investment income.

Investments

Prior to January 1, 2007, investments were considered available-for-sale in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), and were carried at fair value with unrealized gains and losses recorded in accumulated other comprehensive income. Following the issuance by the FASB of SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” (“SFAS 159”), the Company elected to early adopt the fair value option for all fixed maturity investments, equity investments (excluding investments accounted for under the equity method of accounting), real estate investment trusts (“REITs”), investment funds, catastrophe bonds, and fixed income funds commencing January 1, 2007. This election requires the Company to adopt SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), regarding fair value measurements. The valuation technique used to fair value the financial instruments is the market approach which uses prices and other relevant information generated by market transactions involving identical or comparable assets.

The Company has elected the fair value option to simplify the accounting, as this election will reduce the burden of monitoring differences between the cost and fair value of our investments, including the assessment as to whether declines in value are temporary in nature and, therefore, further removes an element of management judgment.

The election of SFAS 159 will not change the carrying value of our fixed maturity investments, equity investments, REITs, investment funds, catastrophe bonds, fixed income funds and derivative instruments as they were previously carried at fair value.  The Company’s U.S. government securities, equity securities and fixed income fund are stated at fair value as determined by the quoted market price of these securities as provided either by independent pricing services or exchange market prices or, when such prices are not available, by reference to broker or underwriter quotes.  For securities priced using broker or underwriter quotes, we have determined that these quotes are the best estimates of the fair value of these securities when the market for the securities is considered active and multiple quotes with identical prices can be obtained.  The fair value of the corporate bonds, mortgage-backed securities, asset-backed securities and REITs are derived from broker quotes based on inputs that are observable for the asset, either directly or indirectly, such as yield curves and transactional history.  Investment funds and other investments are stated at fair value as determined by either the most recently published net asset value -- being the fund’s holdings in quoted securities adjusted for administration expenses -- or the most recently advised net asset value as advised by the fund adjusted for cash flows -- where the fund’s holdings are in private equity investments.  Catastrophe bonds are stated at fair value as determined by reference to broker indications.  Those indications are based on current market conditions, including liquidity and transactional history, recent issue price of similar catastrophe bonds and seasonality of the underlying risks.  The private equity investments are valued by the investment fund managers using the valuations and financial statements provided by the general partners on a quarterly basis.  These valuations are then adjusted by the investment fund managers for the cash flows since the most recent valuation.  The valuation methodology used for the investment funds are consistent with the investment industry.  Derivative instruments are stated at fair value and are determined by the quoted market price for futures contracts and by observable market inputs for foreign currency forwards, total return swaps, currency swaps, interest rates swaps, and to-be-announced securities (“TBAs”).  The Company fair values reinsurance derivative contracts using internal valuation models, with the significant inputs to the valuation models being the underlying risk exposure and the time left to the end of the contract.

The difference as a result of the election of the fair value option is in respect of the treatment of unrealized gains and losses. Prior to January 1, 2007, unrealized gains and losses on fixed maturity investments and equities were included within accumulated other comprehensive income as a separate component of shareholders’ equity. On January 1, 2007, a cumulative-effect adjustment was made to reclassify the net unrealized losses from accumulated other comprehensive loss as at December 31, 2006 into retained earnings in the amount of $4.0 million.  This adjustment represented the difference between the cost or amortized cost of our investments and the fair value of those investments at December 31, 2006.  Subsequent to January 1, 2007, any movement in unrealized gains and losses is now recorded within net realized and unrealized gains (losses) on investments within the consolidated statements of operations and comprehensive income (loss). Investments are recorded on a trade date basis and realized gains and losses on sales of investments continue to be determined on a first-in, first-out basis. Net investment income includes interest income on fixed maturity investments, recorded when earned, dividend income on equity investments, recorded when declared, and the amortization of premiums and discounts on investments.

The Company’s investments are allocated between the levels as follows:

	Fair Value Measurement at December 31, 2007, using:

		Quoted Prices in	Significant Other	Significant Other
	Fair Value	Active Markets	Observable Inputs	Unobservable Inputs
	Measurements	(Level 1)	(Level 2)	(Level 3)
	($ in thousands)
Description
Fixed maturity investments	$1,109,105	$471,811	$637,294	$-
Short term investments	23,616	4,914	18,702	-
Equity investments	74,357	74,357	-	-
	1,207,078	551,082	655,996	-
Other Investments
Real estate investment trusts	12,204	-	12,204	-
Investment funds	31,249	-	20,041	11,208
Catastrophe bonds	36,619	-	-	36,619
Fixed income fund	212,982	212,982	-	-
	293,054	212,982	32,245	47,827

Totals	$1,500,132	$764,064	$688,241	$47,827

The table above does not include an equity investment of $0.1 million in which the Company is deemed to have a significant influence and is accounted for under the equity method, and as such, is not accounted at fair value under SFAS 159.

	Fair Value Measurement at December 31, 2007, using:

		Quoted Prices in	Significant Other	Significant Other
	Fair Value	Active Markets	Observable Inputs	Unobservable Inputs
	Measurements	(Level 1)	(Level 2)	(Level 3)
	($ in thousands)
Derivatives
Future contracts	$(2,228)	$(2,228)	$-	$-
Swaps	(153)	-	(153)	-
Forward currency contracts	(7,067)	-	(7,067)	-
Mortgage backed securities TBA	173	-	173	-
Other reinsurance derivatives	(1,305)	-	-	(1,305)
Total derivatives	$(10,580)	$(2,228)	$(7,047)	$(1,305)

Share Based Compensation

The Company accounts for share based compensation in accordance with SFAS No. 123(R), “Share-Based Payment”  (“SFAS 123(R)”).  SFAS 123(R) requires entities to measure the cost of services received from employees and directors in exchange for an award of equity instruments based on the grant date fair value of the award. The cost of such services will be recognized as compensation expense over the period during which an employee or director is required to provide service in exchange for the award.

The PSU Plan is the Company’s shareholder-approved primary executive long-term incentive scheme. Pursuant to the terms of the PSU Plan, at the discretion of the Compensation Committee of the Board of the Directors, PSUs may be granted to executive officers and certain other key employees. The current series of PSUs vests over a period of approximately three years and vesting is contingent upon the Company meeting certain diluted return-on-equity goals. Future series of PSUs may be granted with different terms and measures of performance.

Upon vesting, the existing PSU holders will be entitled to receive a number of common shares of the Company (or the cash equivalent, at the election of the Company) equal to the product of the number of PSUs granted multiplied by a factor. The factor will range between zero and 200%, depending on the diluted return-on-equity achieved during the vesting period.

The grant date fair value of the common shares underlying the PSUs was based on the following:

●
369,000 PSUs granted between December 20, 2005 and February 20, 2006 valued at $10.00 on the grant date. The $10.00 valuation was based on the subscription price paid by investors in the private placement on December 20, 2005 and additional closings on February 1, 2006 and February 23, 2006. The valuation was selected as the equity securities in the private placement are the same securities as those for which the fair value determination is being made and the transaction is a current transaction between willing parties.

●
344,000 PSUs granted between April 1, 2006 and May 22, 2006 valued at $10.07. The fair value was determined by using the price to book value multiple of a group of comparable publicly traded reinsurers and adjusting it downward. In adjusting the price to book value multiple, we took into account that our common shares were relatively illiquid at the time of these PSU grants and the fact that these comparable reinsurers have longer track records, more mature infrastructures and more established franchises than us.

●	672,000 PSUs granted between January 1, 2007 and March 31, 2007 valued at $13.50. The fair value was determined by using the stock price of the IPO that occurred on March 30, 2007.

●	PSUs granted subsequent to our initial public offering were valued on the closing price of our common shares on the grant date.

We estimate the fair value of PSUs granted under the PSU Plan on the date of grant using the grant date fair value and the most probable diluted return-on-equity outcome and record the compensation expense in our consolidated statement of operations over the course of each three-year performance period. At the end of each quarter, we reassess the projected results for each three-year performance period as our financial results evolve. If we determine that a change in estimate is required, we recalculate the compensation expense under the PSU Plan and reflect any adjustments in the consolidated statements of operations in the period in which they are determined.

The total number of PSUs outstanding under the PSU Plan at December 31, 2007 and 2006 were 1,658,700 and 713,000, respectively (or up to 3,317,400 common shares at December 31, 2007, should the maximum factor for each of the performance periods apply). Taking into account the results to date and the expected results for the remainder of the performance periods, we have established the most probable factor at 100% and as such the expected number of common shares to be issued under the plan is 1,658,700 at December 31, 2007.  As at December 31, 2007 and 2006, there was a total of $11.9 million and $5.0 million, respectively, of unrecognized compensation cost related to non-vested PSUs, the cost of which is expected to be recognized over a period of approximately 2.1 years and 2.0 years, respectively.

The RSU Plan is the Company’s incentive scheme for officers, employees and non-management directors. The Compensation Committee has the authority to grant RSUs. Upon vesting, the value of an RSU grant may be paid in common shares, in cash, or partly in cash and partly in common shares at the discretion of the Compensation Committee. RSUs granted to employees generally vest two years after the date of grant and RSUs granted to directors vest on the date of grant. The Company estimates the fair value of RSUs on the date of grant and records the compensation expense in its consolidated statements of operations over the vesting period.

The grant date fair value of the common shares underlying the RSUs granted during 2007 was determined by reference to the closing share price effective at the date of grant.  The grant date fair value of the common shares underlying the RSUs granted during 2006 was determined by reference to the price to book value multiple of a group of comparable publicly traded reinsurers with a longer track record, more mature infrastructure and a more established franchise.

The total number of RSUs outstanding under the RSU Plan as at December 31, 2007 and 2006 were 326,610 and 117,727, respectively. As at December 31, 2007 and 2006, there was a total of $1.3 million and $0.5 million, respectively, of unrecognized compensation cost related to non-vested RSUs, the cost of which is expected to be recognized over a period of approximately 0.9 years and 1.5 years, respectively.

New Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (revised 2007) “Business Combinations” (“SFAS 141(R)”).  SFAS 141(R) improves reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable, and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination.  SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this Statement is the same as that of the related FASB SFAS No. 160 “Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). We are currently assessing the impact of the adoption of this Statement on our results and financial position.

In December 2007, the FASB issued SFAS 160 which improves the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report non-controlling (minority) interests in subsidiaries as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and non-controlling interests by requiring they all be treated as equity transactions. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years, and early adoption is prohibited.  If SFAS 160 was adopted as of December 31, 2007, the $184.8 million of minority interest would be reclassified as a separate component of shareholders’ equity.

Recent Developments

Imperial Reinsurance Company Limited

On March 6, 2008, the Company signed an agreement to subscribe to a majority stake (65%) in Imperial Reinsurance Company Limited (“Imperial Re”). The transaction is subject to regulatory approvals and closing conditions and is expected to close in the second quarter of 2008. The subscription amount, to be determined upon completion of Imperial Re’s audited financial statements, will be approximately $20.8 million.

Imperial Re is domiciled in South Africa and writes multiple lines of reinsurance in sub-Saharan Africa. The Company believes that its capital and technical support will enhance Imperial Re’s services, increase its market penetration and broaden its product distribution within Africa.

Results of Operations

The following is a discussion and analysis of our financial condition as at December 31, 2007 and 2006 and our results of operations for the years ended December 31, 2007 and 2006 and the period October 4, 2005 through December 31, 2005. All amounts in the following tables are expressed in thousands of U.S. dollars.

We generated $167.9 million of net income in 2007, compared to net income of $152.3 million and a net loss of $12.4 million in 2006 and 2005, respectively. As a result of our net income in 2007, our diluted book value per share plus accumulated dividends increased to $13.95, an increase of 16.8% from the amount at December 31, 2006. As a result of our net income in 2006, our diluted book value per share increased to $11.94, a 21.1% increase from the amount at December 31, 2005.

As highlighted in the table below, the three most significant items impacting our 2007 financial performance compared to 2006 and 2005 include: (1) an increase in our net premiums earned, principally resulting from the growth in business by increased participation on programs from our existing clients and the addition of new clients due to our increased capital base and growth in our franchise; (2) an increase in loss and loss adjustment expenses in 2007 impacted by Windstorm Kyrill, U.K. floods and New South Wales storms versus light catastrophe activity in 2006; and  (3) a significant increase in investment income due to higher average invested assets from the generation of cash flows from operations and financing activities.

The Company’s reporting currency is the U.S. dollar. The Company’s subsidiaries have one of the following functional currencies: U.S. dollar, Euro, Swiss franc, Indian rupee, British pound or Canadian dollar. As a significant portion of the Company’s operations is transacted in foreign currencies, fluctuations in foreign exchange rates may affect period-to-period comparisons. To the extent that fluctuations in foreign exchange rates affect comparisons, their impact has been quantified, when possible, and discussed in each of the relevant sections. See Item 8, Note 2 to the consolidated financial statements in the Company’s financial statements for a discussion on translation of foreign currencies.

	2007	2006	2005
	($ in thousands, except per share amounts and percentages)
Highlights:
Gross premiums written	$577,150	$302,489	$-
Net premiums written	527,031	282,498	-
Net premiums earned	477,137	192,063	-
Loss and loss adjustment expenses	(192,859)	(26,660)	-
Acquisition costs	(82,292)	(29,939)	-
General and administrative expenses	(72,461)	(34,741)	(13,013)
Net investment income	73,808	34,212	629
Net realized and unrealized gains - investments	17,174	10,304	-
Net realized and unrealized gains - other	(9,821)	1,943	-
Other income	5,811	6,099	-
Interest expense	(18,677)	(4,648)	-
Net foreign exchange gains	5,289	2,079	-
Provision for income tax	(783)	(128)	-
Minority interest	(35,794)	-	-
Net income (loss)	167,922	152,338	(12,384)
Comprehensive income (loss)	175,867	147,810	(12,384)
Total Assets	2,103,773	1,144,502	548,356
Total Shareholders’ Equity	1,210,485	864,519	547,634

Per share data
Net income (loss) per common share outstanding—Basic	2.05	2.17	(0.22)
Net income (loss) per common share outstanding—Diluted	2.05	2.16	(0.22)
Dividends declared per common share	0.08	-	-
Basic book value per common share	14.17	12.08	9.91
Basic book value per common share adjusted for dividends (1)	14.25	12.08	9.91
Diluted book value per common share	13.87	11.94	9.86
Diluted book value per common share adjusted for dividends (1)	13.95	11.94	9.86

Key Ratios
Loss ratio(2)	40.4%	13.9%	0.0%
Acquisition cost ratio(3)	17.2%	15.6%	0.0%
General and administrative expense ratio(4)	15.2%	18.1%	0.0%
Combined ratio(5)	72.8%	47.6%	0.0%

(1) Basic book value per common share is calculated by dividing common shareholders’ equity by the sum of common shares outstanding plus vested RSUs outstanding. Diluted book value per common share is calculated by dividing common shareholders’ equity by the sum of common shares outstanding, RSUs outstanding and PSUs outstanding.

(2) The loss ratio is calculated by dividing loss and loss adjustment expenses (including estimates for IBNR losses) by net premiums earned.
(3) The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.
(4) The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.
(5) The combined ratio is the sum of the loss, acquisition cost and general and administrative expense ratios.

Comparison of Years Ended December 31, 2007 and 2006

Underwriting Results by Segment

The Company holds a controlling interest in Island Heritage, whose primary business is insurance. As a result of the strategic significance of the insurance business to the Company, and given the relative size of revenues generated by the insurance business, the Company modified its internal reporting process and the manner in which the business is managed and as a result the Company revised its segment structure, effective January 1, 2008. As a result of this process the Company is now reporting its results to the chief operating decision maker based on two reporting segments: Reinsurance and Insurance.

Our Reinsurance segment provides reinsurance through our property, property catastrophe and short-tail specialty and casualty reinsurance business units. Our Insurance segment provides insurance through Island Heritage.

The following tables provide a summary of gross and net written and earned premiums, underwriting results, total assets, ratios and reserves for each of our business segments for the years ended December 31, 2007 and December 31, 2006.

	Year Ended December 31, 2007			Year Ended December 31, 2006
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total

Gross premiums written	$544,255	$32,895	$577,150	$302,489	$—	$302,489
Net premiums written	513,663	13,368	527,031	282,498	—	282,498
Net premiums earned	$464,200	$12,937	$477,137	$192,063	$—	$192,063
Other insurance related income	1,182	3,246	4,428	933	—	933
Loss and loss adjustment expenses	191,269	1,590	192,859	26,660	—	26,660
Acquisition costs	75,880	6,412	82,292	29,939	—	29,939
General and administrative expenses	68,929	3,532	72,461	34,741	—	34,741
Underwriting Income	$129,304	$4,649	$133,953	$101,656	$—	$101,656

Loss ratio	41.2%	12.3%	40.4%	13.9%	0.0%	13.9%
Acquisition cost ratio	16.3%	49.6%	17.2%	15.6%	0.0%	15.6%
General and administrative expense ratio	14.9%	27.3%	15.2%	18.1%	0.0%	18.1%
Combined ratio	72.4%	89.2%	72.8%	47.7%	0.0%	47.6%
Total assets	$2,034,077	$69,696	$2,103,773	$1,144,502	$—	$1,144,502

Reconciliation:
Underwriting Income			$133,953			$101,656
Net investment income			73,808			34,212
Net realized and unrealized (losses) gains - investments			17,174			10,304
Net realized and unrealized losses - other			(9,821)			1,943
Other income			1,383			5,166
Interest expense			(18,677)			(4,648)
Net foreign exchange (losses) gains			5,289			2,079
Income before income taxes, minority interest and interest in earnings of equity investments			$203,109			$150,712

Gross Premiums Written

Details of gross premiums written by line of business and by geographic area of risk insured are provided below:

Gross premiums written were primarily driven by excess of loss reinsurance contracts, generally with a twelve-month term, which for the years ended December 31, 2007 and 2006 accounted for $392.3 million (68.0% of gross premiums written) and $242.2 million (80.1% of gross premiums written), respectively. Gross premiums written relating to Island Heritage primarily relate to a select property insurance portfolio in the Caribbean region. For the year ended December 31, 2007, gross premiums written from Island Heritage were $32.9 million. Renewal dates for reinsurance business tend to be concentrated at the beginning of quarters, and the timing of premiums written varies by line of business. Most property catastrophe business is written in the January 1, April 1, June 1 and July 1 renewal periods, while the property lines and the short-tail specialty and casualty lines are written throughout the year.

Our property catastrophe business is primarily on an excess of loss basis. Our property business and our short-tail specialty and casualty business are on both an excess of loss and a pro rata basis. See Item 1, “Business—Reinsurance Products and Operations—Reinsurance Products”.

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total
	($ in thousands)
Line of business
Property catastrophe	$378,671	65.6%	$219,102	72.4%
Property	94,503	16.4%	56,417	18.7%
Short-tail specialty and casualty	71,081	12.3%	26,970	8.9%
Insurance	32,895	5.7%	-	-%
Total	$577,150	100.0%	$302,489	100.0%

	Year Ended December 31, 2007		Year Ended December 31, 2006
	Gross premiums written	Percentage of total	Gross premiums written	Percentage of total
	($ in thousands)
Geographic area of risk insured(1)
North America	$297,928	51.6%	$160,384	53.0%
Worldwide risks(2)	99,365	17.2%	37,815	12.5%
Europe	79,894	13.8%	45,737	15.1%
Caribbean (3)	48,103	8.3%	10,291	3.4%
Japan and Australasia	39,547	6.9%	31,690	10.5%
Other	12,313	2.2%	16,572	5.5%
Total	$577,150	100.0%	$302,489	100.0%

(1)	Except as otherwise noted, each of these categories includes contracts that cover risks located primarily in the designated geographic area.
(2)	This geographic area includes contracts that cover risks primarily in two or more geographic zones.
(3)	This geographic area includes contracts that cover risks in the Caribbean geographic area.

Reinsurance Segment

Overview

The net underwriting income for the Reinsurance segment for the years ended December 31, 2007 and 2006 amounted to $129.3 million and $101.7 million, respectively. The increase in net underwriting results is primarily related to higher levels of earned premiums due to increased premium writings partially offset by a higher loss ratio due to the catastrophe losses incurred in 2007.

Our Reinsurance segment comprises three lines of business outlined below.

Gross Premiums Written

a.	Property Catastrophe Reinsurance

Our property catastrophe reinsurance contracts provide protection for most catastrophic losses that are covered in the underlying insurance policies written by our ceding company clients. Property catastrophe reinsurance contracts are typically “all risk” in nature, meaning that they protect against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as tornados, fires, winter storms, and floods (where the contract specifically provides for coverage). Losses on these contracts typically stem from direct property damage and business interruption.

For the years ended December 31, 2007 and 2006, gross property catastrophe premiums written were $378.7 million and $219.1 million, respectively, comprising business written on the key renewal dates of January 1, April 1, June 1 and July 1.  The $159.6 million (72.8%) increase in property catastrophe premiums written during 2007 was primarily due to the increased participation on programs from our existing clients, the addition of new clients due to our increased capital base, and growth in our franchise.

For the year ended December 31, 2006, premiums included $10.1 million of assumed premiums written specifically for Mont Fort.  With effect from January 12, 2007, the results of Mont Fort are consolidated in the Company’s consolidated financial statements, and therefore, assumed premiums relating to Mont Fort during the year ended December 31, 2007 have been eliminated with the consolidation of Mont Fort’s results into the Company’s consolidated financial statements. Premiums ceded to Mont Fort which have been eliminated with the consolidation for the year ended December 31, 2007 were $37.0 million.

During the years ended December 31, 2007 and 2006, the Company recorded $10.4 million and $0.7 million of gross reinstatement premiums.  In 2007, the reinstatement premiums were primarily attributable to European Windstorm Kyrill and the U.K. floods.  In 2006, the lack of gross reinstatement premiums was due to low catastrophe activity during the period.

b.	Property Reinsurance

Property reinsurance contracts are written on a pro rata basis and a per risk excess of loss basis. Per risk reinsurance protects insurance companies on their primary insurance risks on a single risk basis, for example covering a single large building. All property per risk and pro rata business is written with loss limitation provisions, such as per occurrence or per event caps, in place to limit exposure to catastrophic events.

Premiums written during the years ended December 31, 2007 and 2006 were $94.5 million and $56.4 million, respectively, which was primarily driven by pro rata contracts in the amount of $83.8 million and $41.9 million, respectively.  This increase of $38.1 million during 2007, or 67.5%, was primarily driven by an increased participation on existing accounts as well as new proportional accounts.

During the year ended December 31, 2007, the Company recorded $0.9 million of gross reinstatement premiums compared to $nil recorded for the year ended December 31, 2006.  In 2006, the lack of gross reinstatement premiums was due to low catastrophe activity during the period.

c.	Short-tail Specialty and Casualty Reinsurance

Short-tail specialty and casualty reinsurance is comprised of reinsurance programs such as aviation, energy, accident and health, workers compensation catastrophe, satellite and marine. Most short-tail specialty and casualty reinsurance is written with loss limitation provisions.

Premiums written during the years ended December 31, 2007 and 2006 were $71.1 million and $27.0 million, respectively.  The increase of $44.1 million during 2007, or 163.6%, was primarily driven by increased participation on existing accounts and expansion of our client base, mainly in the marine and aviation programs.

During the year ended December 31, 2007, we recorded $2.6 million of gross reinstatement premiums compared to $nil recorded for the year ended December 31, 2006.  The reinstatement premiums in the year ended December 31, 2007 were primarily attributable to aviation and marine contracts.

Premiums Ceded

Due to the potential volatility of our reinsurance contracts, especially our property catastrophe reinsurance contracts which we sell, we purchase reinsurance to reduce our exposure to large losses and as part of our overall risk management process.  To the extent that appropriately priced coverage is available, we anticipate use of reinsurance to reduce the financial impact of large losses on our results and to optimize our overall risk profile. We segment our reinsurance purchases into the following areas – common account reinsurance purchased mutually on behalf of our needs and the client’s needs on specific treaties, business written with the intent to cede directly to our sidecar facility, and opportunistic and core purchases.

Reinsurance premiums ceded for the years ended December 31, 2007 and 2006 were $30.6 million (5.6% of gross reinsurance premiums written) and $20.0 million (6.6% of gross written premiums), respectively.

For the year ended December 31, 2007, the Company purchased common account reinsurance of $3.5 million and purchased $27.1 million of opportunistic and core reinsurance protection to optimize our overall risk profile.

In 2006, the primary component was attributable to premiums ceded to our sidecar facility, Mont Fort, of $15.1 million. Through Mont Fort, we participated in reinsurance opportunities that otherwise would be outside or in excess of our own exposure limits, which provides additional capacity typically in times of market dislocations where capacity for a given risk is in short supply.  With effect from January 12, 2007, the results of Mont Fort are consolidated in the Company’s consolidated financial statements, and therefore, premiums ceded to Mont Fort during the year ended December 31, 2007 have been eliminated with the consolidation of Mont Fort’s results into the Company’s consolidated financial statements.

As the Company grows its book of business, the need for additional retrocessional coverage will also grow.  We will continue to assess the need for retrocessional coverage and may purchase additional coverage in future periods.

Net Premiums Earned

We write the majority of our business on a losses occurring basis. A “losses occurring” contract covers claims arising from loss events that occur during the term of the reinsurance contract, although not necessarily reported during the term of the contract. The premium from a losses occurring contract is earned over the term of the contract, usually twelve months. In contrast, a “risks attaching” contract covers claims arising on underlying insurance policies that incept during the term of the reinsurance contract. The premium from a risks attaching contract generally is earned over a period longer than twelve months.

Net premiums earned for the years ended December 31, 2007 and 2006 were $464.2 million and $192.1 million, respectively. The increase of $272.1 million, during 2007, or 141.6%, is primarily due to the increased levels of net premiums written over the last twelve months.  The large difference between net premiums written and net premiums earned during the years ended December 31, 2007 and 2006 reflects the fact that most of our contracts are written on an annual basis, with the premiums earned over the course of the contract period. The majority of our business is written at the January 1, April 1, June 1 and July 1 renewal periods and therefore it is reasonable to anticipate that the earned premiums would generally increase over the course of the fiscal year as premiums written in earlier months are increasingly earned.

Underwriting Expenses

The underwriting results of a reinsurance company are often measured by reference to its loss ratio and expense ratios. The loss ratio is calculated by dividing loss and loss adjustment expenses (including estimates for IBNR losses) by net premiums earned. The two components of the expense ratio may be expressed as separate ratios, the acquisition cost ratio and the general and administrative expense ratio.  The acquisition cost ratio is calculated by dividing acquisition costs by net premiums earned.  The general and administrative expense ratio is calculated by dividing general and administrative expenses by net premiums earned.  The combined ratio is the sum of these three ratios.

Our combined ratio and components thereof related to the reinsurance segment are set out below for the years ended December 31, 2007 and 2006:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006

Loss ratio	41.2%	13.9%
Acquisition cost ratio	16.3%	15.6%
General and administrative expense ratio	14.9%	18.1%
Combined ratio	72.4%	47.6%

See the discussion below for an explanation of the fluctuations in these ratios.

a.	Loss and loss adjustment expenses

Loss and loss adjustment expenses are comprised of three main components:

●	losses paid, which are actual cash payments to insureds, net of recoveries, if any, from our own reinsurers;

●
movement in outstanding loss or case reserves, which represent the change in management’s best estimate of the likely settlement amount for reported claims, less the portion that can be recovered from reinsurers; and

●
movement in IBNR reserves, which are reserves established by us for claims that are not yet reported but can reasonably be expected to have occurred based on industry information, management’s experience and actuarial evaluation, less expected recoveries from reinsurers, if any.

The portion recoverable from our reinsurers is deducted from the gross estimated loss and loss adjustment expenses in the statement of operations.

The increase in the loss ratio of 27.3% in 2007 is as a result of the catastrophe events that occurred in 2007 (described below) compared to the light insured catastrophe activity experienced in 2006.

Loss and loss adjustment expenses for the years ended December 31, 2007 and 2006 were $191.3 million and $26.7 million, respectively. The components of loss and loss adjustment expenses of $191.3 million for the year ended December 31, 2007 include $39.6 million paid losses and our actuaries’ estimate of case reserves and IBNR on premiums earned to date of $151.7 million. The change in the case reserves and IBNR of $151.7 million includes the following key loss events: $32.4 million for losses from Windstorm Kyrill in January 2007; $38.0 million for United Kingdom flood losses in June and July 2007; $18.5 million for New South Wales (Australia) flood losses in June 2007; $13.8 million for three satellite losses during 2007; and $11.4 million for the Sydney (Australia) hailstorm in December 2007.

The components of loss and loss adjustment expenses of $26.7 million for the year ended December 31, 2006 include $4.2 million paid losses and our actuaries’ estimate of case reserves and IBNR on premiums earned to date of $22.5 million reflecting the low insured catastrophe activity for the period.

Because of our short operating history, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take years to develop. A significant portion of our business is property catastrophe reinsurance and other classes of reinsurance with high attachment points of coverage. Attachment points refer to the dollar amount of loss above which excess of loss reinsurance becomes operative. Reserving for losses in such programs is inherently complicated in that losses in excess of the attachment level of our policies are characterized by high severity and low frequency. In addition, as a broker market reinsurer, we must rely on loss information reported to such brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete and changing information. See “— Critical Accounting Policies—Loss and Loss Adjustment Expense Reserves ” and Item 1A,  “Risk Factors—Risks Related to the Company.”   If we underestimate our loss reserves, so that they are inadequate to cover our ultimate liability for losses, the underestimation could materially adversely affect our financial condition and results of operations.

b.	Acquisition costs

For the years ended December 31, 2007 and 2006, acquisition costs were $75.9 million and $29.9 million, respectively, representing an increase of 153.8%.  Acquisition costs consist principally of ceding commissions, brokerage, premium taxes, profit commissions and other expenses that relate directly to the writing of reinsurance contracts.  Acquisition costs are driven by contract terms and are generally determined based upon a set percentage of premiums. Acquisition costs are expensed over the period of their related contracts.  The acquisition cost ratio has increased 0.7% from 2006 due to increased levels of proportional contracts written in 2007 which typically have higher levels of acquisition costs.

c.	General and administrative expenses

General and administrative expenses consist primarily of salaries, benefits, and related costs, including costs associated with our PSU and RSU Plans and other general operating expenses. General and administrative expenses for the years ended December 31, 2007 and 2006 were $68.9 million (14.9% general and administrative expense ratio) and $34.7 million (18.1% general and administrative expense ratio), respectively.  The increase of $34.2 million during 2007, or 98.6%, is principally due to expenses related to the increase in staffing levels as we continue to build our global platform and associated general operating expenses. Because the growth in our net premiums earned has outpaced the growth in our general and administrative expenses, the general and administrative expense ratio has decreased 3.2% from 2006.

Insurance Segment

Overview

Because the Company consolidated Island Heritage beginning in July 2007, the results for the year ended December 31, 2007 include Island Heritage operations for the six months ended December 31, 2007 only. There are no comparatives for year ended December 31, 2006. The net underwriting income for the six months ended December 31, 2007 amounted to $4.6 million.

Gross Premiums Written

Gross premiums written were $32.9 million for the year ended December 31, 2007. Seasonality is inherent for most Caribbean insurers given that the storm season begins May 1 and concludes November 1. Therefore, proportionally higher volumes of property business are traditionally written in the first two quarters in the fiscal year.

Premiums Ceded

Insurance premiums ceded for the year ended December 31, 2007 were $19.5 million (59.3% of gross insurance premiums written).

Net Premiums Earned

Net premiums earned totaled $12.9 million for the year ended December 31, 2007.

Underwriting Expenses

a.	Loss and Loss Adjustment Expenses

Loss and loss adjustment expenses amounted to $1.6 million for the year ended December 31, 2007.

b.	Acquisition Costs

Acquisition costs totaled $6.4 million for the year ended December 31, 2007. The acquisition cost ratio, which is equal to acquisition cost expenses over net premiums earned, for the year ended December 31, 2007 was 49.6%. Acquisition costs include gross commission costs, profit commission, premium taxes, and the change in deferred acquisition costs.

c.	General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2007 were $3.5 million.

Interest Expense

Interest expense was $18.7 million for the year ended December 31, 2007 compared to $4.6 million for the year ended December 31, 2006. Interest expense primarily consists of interest due on our subordinated debt securities and the amortization of debt offering expenses.  The primary reason for the increase is that the first debt issuances of $120.0 million and €13.0 million occurred in August 2006, resulting in only five months of interest expense in 2006.  During 2007, the Company incurred twelve months of interest expense on the debt contracted in 2006 and interest expense on the additional debt offerings of $100.0 million and $25.0 million which occurred in June and September 2007, respectively.

Foreign Exchange

For the year ended December 31, 2007, we experienced net foreign exchange gains of $5.3 million compared to net foreign exchange gains of $2.1 million for the year ended December 31, 2006. For both years,  the net gains were principally a result of gains on net monetary assets denominated in foreign currencies which generally appreciated against the Company’s functional currency. The Company’s policy is to hedge the majority of its foreign currency exposures with derivative instruments such as foreign currency swaps and forward contracts.

The Company has entered into certain foreign currency forward contracts that are designated as hedges in order to hedge its net investments in foreign subsidiaries.  The accounting for the gains and losses associated with changes in fair value of the designated hedge instruments were recorded in other comprehensive income as part of the cumulative translation adjustment, to the extent that it is effective as a hedge.  The Company designated $264.4 million of foreign currency forwards contractual value as hedges, which had a fair value of $(3.4) million as of December 31, 2007.  All other derivatives are not designated as hedges, and accordingly, the realized and unrealized gains and losses are included in “Net realized gains and losses —investments” and “—other” in the consolidated financial statements.  There were no derivatives designated as hedges as of December 31, 2006.

Investment Results

The total return on our investment portfolio comprises investment income and realized and unrealized gains and losses on investments. For the year ended December 31, 2007, the total return was $91.0 million, compared to $44.5 million for the year ended December 31, 2006. The increase of 104.4% during 2007 is primarily due to increased investment income resulting from our higher average invested assets in our portfolio, net positive performance of the relevant markets (such as fixed income and equities) during 2007, offset by our net realized and unrealized losses on our foreign currency forward positions.

The Company’s overall fixed maturities strategy, established by the Finance Committee of the Board of Directors and executed by a combination of internal investment professionals and external investment managers, is to match appropriate indices after fees and trading costs, including taxes. Our investment managers generally manage the interest rate risk associated with holding fixed maturity investments by actively managing the average duration of the portfolio to achieve an adequate total return without subjecting the portfolio to an unreasonable level of interest rate risk. Our principal fixed maturity measurement index is the Lehman Aggregate Index. Our principal index for inflation-protected securities is the Treasury Inflation-Protected Securities (“TIPS”) Index and our principal short-term portfolio index is 3-month LIBOR. We continue to refine and develop our investment strategy. Substantially all of our fixed maturity securities consisted of investment grade securities. As at December 31, 2007, the average credit rating, provided by a recognized national rating agency, of our fixed maturity portfolio is AA+ with an average duration of 3.2 years.

a.	Net investment income

Net investment income for the year ended December 31, 2007 was $73.8 million, compared to $34.2 million for the year ended December 31, 2006, an increase of 115.7% from the prior year.  Investment income is principally derived from interest and dividends earned on investments, partially offset by investment management fees and fees paid to our custodian bank.  The components of net investment income are set forth below:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
	($ in thousands)
Interest and dividend income
Cash and cash equivalents	$12,911	$18,176
Fixed maturities	45,830	13,380
Short term	150	3,440
Equity investments	308	381
Other investments	7,456	-
Amortization income
Cash and cash equivalents	-	11
Fixed maturities	8,128	(155)
Short term	102	-
Other investments	-	27
Investment expenses	(1,077)	(1,048)
Net investment income	$73,808	$34,212

Net investment income increased by $39.6 million in 2007 compared to 2006 principally due to an increase in interest and dividend income due to the growth on our cash and fixed maturities portfolio, dividends from other investments and the increase in amortization income on our TIPS due to the significant increase in the inflation index during the year. The increase in invested assets is due to positive cash flows from our operating and financing activities (receipt of net proceeds in April 2007 of $168.7 million from our IPO and $123.6 million of net debenture proceeds) which we deployed into our invested assets.

b.	Net realized and unrealized gains and losses – investments

Our investment portfolio is structured to preserve capital and provide us with a high level of liquidity and is managed to produce a total return. In assessing returns under this approach, we include investment income and realized and unrealized gains and losses generated by the investment portfolio. As a result, there can be significant changes in the levels of our net realized and unrealized gains and losses from year to year.

Effective January 1, 2007, we early adopted SFAS 159 with respect to our investment portfolio. The impact is that all subsequent changes in the fair value of our investment portfolio have been recorded as net realized and unrealized gains and losses in our statement of operations.

Net realized and unrealized gains and losses on our investment portfolio amounted to a $17.2 million gain for the year ended December 31, 2007 compared to a $10.3 million gain for the year ended December 31, 2006. These amounts comprise net realized and unrealized gains and losses on our fixed maturities and equities portfolios, on our investment portfolio of derivatives including global equity, global bond, commodity and real estate futures, TBA securities, interest rate swaps and total return swaps.

The following table is the breakdown of net realized and unrealized gains and losses - investments in the consolidated statements of operations into its various components:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
	($ in thousands)

Net realized losses on fixed maturities	$(7,252)	$(1,274)
Net unrealized gains on fixed maturities	15,069	-
Net realized gains on equities	9,362	2,207
Net unrealized gains on equities	346	-
Net realized and unrealized (losses) gains on derivative instruments	(983)	8,382
Net realized and unrealized gains on other investments	632	989
Total net realized and unrealized gains - investments	$17,174	$10,304

Net realized and unrealized gains on fixed maturities of $7.8 million for the year ended December 31, 2007 were primarily due to the positive impact of declining interest rates over the year on our portfolio offset by realized losses on disposals of fixed maturities.

Net realized and unrealized gains on equities of $9.7 million for the year ended December 31, 2007 were due primarily to an $8.7 million gain on the disposal of an exchange traded fund during the year.

The following table is a breakdown of the realized and unrealized gains and losses on derivatives:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
	($ in thousands)

Futures contracts	$4,416	$8,516
Swap contracts	(4,590)	-
Mortgage-backed securities TBA	(809)	(134)
Realized and unrealized (losses) gains on derivatives	$(983)	$8,382

The Company enters into investment portfolio derivatives including global equity, global bond, commodity and real estate futures, TBAs, total return swaps and interest rate swaps. The Company enters into index futures contracts and total return swaps to gain or reduce its exposure to an underlying asset or index. The Company also purchases TBAs as part of its investing activities. The Company enters into interest rate swaps in order to manage portfolio duration and interest rate risk. The Company manages the exposure to these instruments based on guidelines established by management and approved by the Board of Directors. The decrease in net realized and unrealized losses and gains on derivatives in 2007 was due to the poor performance of our swap contracts which had exposure to the real estate market and to the lower performance in 2007 of equity markets compared to 2006 which affected our net gains on futures contracts.

c.	Net realized and unrealized gains and losses – other

The Company also enters into derivative instruments such as foreign currency forward contracts, interest rate and  currency swaps on our subordinated debt in order to manage its foreign currency exposure and interest rate risk.  In addition, the Company enters into reinsurance transactions that are structured as derivatives.

Net realized and unrealized gains and losses-other amounted to a $9.8 million loss for the year ended December 31, 2007 compared to a $1.9 million gain for the year ended December 31, 2006. These amounts comprise net gains and losses on foreign currency forward contracts, interest rate and currency swaps on our subordinated debt and on reinsurance derivatives.

The following table is the breakdown of net realized and unrealized gains and losses—other in the consolidated statements of operations into its various components:

	Year Ended	Year Ended
	December 31, 2007	December 31, 2006
	($ in thousands)

Swap contracts	$2,446	$1,035
Foreign currency forward contracts	(14,016)	543
Reinsurance derivatives	1,749	365
Realized and unrealized (losses) gains on derivatives	$(9,821)	$1,943

We use currency swaps and foreign currency forwards to economically hedge the currency exposure of the Company’s investment in foreign subsidiaries, primarily our Swiss subsidiary, and to hedge operational balances such as premiums receivable, loss reserves and the portion of our long term debt issued in Euros. The losses on foreign currency forwards were due to the continued weakening of the U.S. dollar against other major currencies.

We entered into interest rate swaps during 2007 to convert the interest on our long term debt from floating to fixed.  Reinsurance derivatives relate to reinsurance arrangements that are structured as derivative transactions and the movement for the year ended December 31, 2007 is due to new contracts being entered into during 2007 offset by the earning of the 2006 contracts.

Other Income

During the year ended December 31, 2007, other income was $5.8 million, compared to $6.1 million during the year ended December 31, 2006. Other income for 2007 includes ceding commissions earned by Island Heritage, which was consolidated from July 1, 2007 onwards, earned revenue relating to upfront commitment fees on reinsurance contracts and other fee income. Other income for 2006 primarily consisted of fees from Mont Fort (management, performance fees and ceding commissions). With effect from January 12, 2007, the results of Mont Fort were consolidated in the Company’s consolidated financial statements, and therefore fee income of $8.5 million relating to Mont Fort during 2007 has been eliminated with the consolidation of Mont Fort’s results into the Company’s consolidated financial statements.

Minority Interest

From January 12, 2007, the Company consolidated Mont Fort, in accordance with the provisions of FIN 46(R). As such, the results of Mont Fort are included in the Company’s consolidated financial statements and the portions of Mont Fort’s net income and shareholders’ equity attributable to the preferred shareholders are recorded in the consolidated financial statements of the Company as minority interest.  In relation to Mont Fort, the Company recorded a minority interest expense of $33.6 million for the year ended December 31, 2007.

On July 3, 2007, the Company purchased 73,110 shares (representing a 21.4% interest) in Island Heritage for a purchase price of $12.6 million. Island Heritage is a property insurer based in the Cayman Islands which primarily is in the business of insuring homes, condominiums and office buildings in the Caribbean region.   With this acquisition, the Company took a controlling interest in Island Heritage by increasing its interest to 54.6% of the voting shares.   The Company’s share of Island Heritage’s results from operations was recorded in the Company’s consolidated financial statements under the equity method of accounting through June 30, 2007. As a result of the acquisition of this controlling interest, the results of operations of Island Heritage have been included in the Company’s consolidated financial statements from July 1, 2007, with the portions of Island Heritage’s net income and shareholders’ equity attributable to minority shareholders recorded as minority interest in the Company’s consolidated financial statements.  In relation to Island Heritage, the Company recorded a minority interest expense of $2.2 million for the year ended December 31, 2007.

Income Tax Expense

The Company has subsidiaries that operate in various other jurisdictions around the world that are subject to tax in the jurisdictions in which they operate. The significant jurisdictions in which the Company’s subsidiaries are subject to tax are Canada, India, Switzerland, USVI and the United Kingdom.  However since the majority of our income is currently earned in Bermuda where we are exempt from income tax, the tax impact to date has been minimal.  During the year ended December 31, 2007, income tax expense was $0.8 million compared to $0.1 million for the year ended December 31, 2006.  The increase of $0.7 million is primarily attributable to higher taxable income in jurisdictions around the world that are subject to tax as well as the acquisition of Island Heritage in July 2007, which resulted in taxable income being earned in the USVI.

Comprehensive Income

Comprehensive income for the years ended December 31, 2007 and 2006 was $175.9 million and $147.8 million, respectively.  In 2007, comprehensive income included $167.9 million of net income and $8.0 million for the change in the currency translation adjustment as a result of the translation of our foreign subsidiaries into U.S. dollars, the Company’s reporting currency.  In 2006, comprehensive income included $152.3 million of net income, $4.0 million of net unrealized losses for the period on our investment portfolio and $0.5 million of loss for the change in the currency translation adjustment.

Comparison of the Year Ended December 31, 2006 and the Period October 4, 2005 through December 31, 2005

Because the Company began operations on December 20, 2005, and as the principal renewal periods for our ceding company clients commenced January 1, 2006, the Company did not write any policies in the period from October 4, 2005 through December 31, 2005.  Net investment income resulting from the investment of the proceeds of our private placement contributed $0.6 million to our net income.  This was offset, however by general and administrative expenses of $0.8 million and the compensation expense based on the fair value of the Warrant of $12.2 million.  As a result we do not believe a comparison of the results of operations for the year ended December 31, 2006 with the period from October 4, 2005 through December 31, 2005 is meaningful.

Financial Condition, Liquidity and Capital Resources

Investments

The total of investments and cash and cash equivalents was $1.9 billion at December 31, 2007, compared to $1.0 billion at December 31, 2006.

The major factors influencing the increase in 2007 were:

●	net cash provided by operating activities of $326.9 million;

●	the addition of $167.3 million of invested assets and cash equivalents resulting from the consolidation of Mont Fort in 2007;

●	net proceeds of $168.7 million from the issuance of our common shares through our IPO in April 2007;

●	net proceeds of $98.9 million, through a private placement of Junior Subordinated Deferrable Interest Notes in June 2007;

●	the addition of $38.5 million of invested assets and cash equivalents resulting from the consolidation of Island Heritage in 2007;

●	net proceeds through a private sale of subordinated debt of $24.7 million in September 2007;

●	net realized and unrealized gains on invested assets during the year of $17.2 million; and

●	increase in net payable for securities purchased during the year of $26.0 million.

The investment management guidelines of the Company are set by the Finance Committee of our Board of Directors. The Finance Committee establishes investment policies and guidelines for both internal and external investment managers. The Company employs a prudent investment philosophy. It maintains a high-quality, well-balanced and liquid portfolio having the dual objectives of optimizing current investment income and achieving capital appreciation.

When the Company was formed, the Finance Committee decided to invest initially in a conventional portfolio consisting of mainly high grade bonds and a 10% component of passive U.S. equities. Subsequently, the Finance Committee conducted a comprehensive asset allocation study, consistent with modern practice in portfolio optimization, and developed a sophisticated optimization model using asset classes the Company is allowed to invest in from fiscal, regulatory, and liquidity aspects. The model aims at achieving higher expected total returns while maintaining adequate liquidity to pay potential claims and preserving our financial strength rating. The asset class composition of the model output includes a significant allocation to high grade fixed maturity securities, with the balance invested between other asset classes, such as U.S. equities, developed and emerging market equities, commodities, and cash equivalents.  A smaller portion of our investments is allocated to private equity, real estate (see “—Sub-prime Exposure”) and hedge funds. The Company has a strong bias against active management in favor of indexing and passive securities that are generally the most liquid. A number of our equity and other exposure implementations use futures contracts and swaps, whereas the assets in a short term portfolio, managed by external managers, support the futures contracts as if those assets were pledged and not available for liquidity purposes. The portfolio managers are required to adhere to investment guidelines as to minimum ratings and issuer and sector concentration limitations. This implementation strategy gives us a low cost and efficient way, using a mixture of passive assets and outside managers ,  to complement our in-house capability for overall portfolio management, liquidity management and hedging. The Company believes that an allocation of a portion of its investments to asset classes other than high grade fixed income is both prudent and desirable, as it helps to achieve broader asset diversification (lower risk) and maximizes the portfolio’s total return over time.

As noted above, the Company’s investment strategy allows the use of derivative instruments such as futures contracts, total return swaps, foreign exchange forward contracts, and currency swaps, subject to strict limitations. Derivative instruments may be used to replicate investment positions or to manage currency and market exposures and duration risk that would be allowed under the Company’s investment policy if implemented in other ways.

Our investment portfolio on a risk basis, at December 31, 2007 comprised 66.6% fixed maturities and short-term investments, 22.9% equities and the balance in other investments.  Our desired portfolio mix will comprise 50% high grade short term fixed maturities and the balance a highly diversified global asset mix. We believe our fixed maturity securities, short term investments, equity investments, fixed income fund, REITs and derivatives held for investments can be liquidated and converted into cash within a very short period of time. However, our investments in investment funds and catastrophe bonds, which represent 3.6% of our total investments and cash and cash equivalents at December 31, 2007, do not trade on liquid markets or are subject to redemption provisions that prevent us from converting them into cash immediately.

At December 31, 2007 and 2006, 100% of our fixed maturity securities were rated investment-grade (BBB- or higher) by Standard & Poor’s (or estimated equivalent).

At December 31, 2007, the average duration of the Company’s investment portfolio was 3.2 years, compared to 2.5 years at December 31, 2006.  The duration increased due to the higher weighting of TIPs in our December 31, 2007 portfolio compared to December 31, 2006.

The cost or amortized cost, gross unrealized gains and losses and carrying values of the Company’s fixed maturity, short term and equity investments as at December 31, 2007 and 2006, were as follows:

	As at December 31, 2007
		Gross	Gross
	Amortized	unrealized	unrealized
	cost or cost	losses	gains	Fair value
	($ in thousands)
Fixed maturities
U.S. government and government agency	$479,462	$(1)	$14,508	$493,969
Other foreign governments	545	(2)	15	558
Corporates	265,569	(5,786)	909	260,692
Mortgage-backed securities	198,242	(2,315)	2,807	198,734
Asset-backed securities	155,331	(468)	289	155,152
Total fixed maturities	$1,099,149	$(8,572)	$18,528	$1,109,105

Short term investments	$23,660	$(49)	$5	$23,616

Equity investments	$73,603	$-	$754	$74,357

	As at December 31, 2006
		Gross	Gross
	Amortized	unrealized	unrealized
	cost or cost	losses	gains	Fair value
	($ in thousands)
Fixed maturities
U.S. government and government agency	$252,775	$(4,319)	$9	$248,465
Corporates	188,080	-	28	188,108
Mortgage-backed securities	97,112	-	263	97,375
Asset-backed securities	136,575	-	5	136,580
Other debt securities	11,746	-	4	11,750
Total fixed maturities	$686,288	$(4,319)	$309	$682,278

Prior to January 1, 2007, investments were considered available-for-sale in accordance with SFAS 115 and were carried at fair value with unrealized gains and losses recorded in accumulated other comprehensive income. Following the issuance by the FASB of SFAS 159, the Company elected to early adopt the fair value option for all fixed maturity investments, equity investments (excluding investments accounted for under the equity method of accounting), REITs, investment funds, catastrophe bonds, and fixed income funds commencing January 1, 2007. This election requires the Company to adopt SFAS 157 regarding fair value measurements. The valuation technique used to fair value the financial instruments is the market approach which uses prices and other relevant information generated by market transactions involving identical or comparable assets.

The Company has elected the fair value option to simplify the accounting, as this election will reduce the burden of the monitoring of differences between the cost and fair value of our investments, including the assessment as to whether declines in value are temporary in nature and, therefore, further removes an element of management's judgment.

The difference as a result of the election of the fair value option is in respect to the treatment of unrealized gains and losses. Prior to January 1, 2007, unrealized gains and losses on fixed maturity investments and equities were included within accumulated other comprehensive income as a separate component of shareholders’ equity. On January 1, 2007, a cumulative-effect adjustment was made to reclassify the net unrealized losses from accumulated other comprehensive loss as at December 31, 2006 into retained earnings in the amount of $4.0 million. This adjustment represented the difference between the cost or amortized cost of our investments and the fair value of these investments at December 31, 2006.  Subsequent to January 1, 2007, any movement in unrealized gains and losses has been recorded within net realized and unrealized gains and losses on investments within the consolidated statements of operations. Investments are recorded on a trade date basis and realized gains and losses on sales of investments continue to be determined on a first-in, first-out basis. Net investment income includes interest income on fixed maturity investments, recorded when earned, dividend income on equity investments, recorded when declared, and the amortization of premiums and discounts on investments.

Rating Distribution

The following table provides a breakdown of the credit quality of the Company’s fixed maturity investments at December 31, 2007 and 2006:

	As at December 31, 2007		As at December 31, 2006
	% of Total Fixed		% of Total Fixed
Rating Category	Maturity Investments	Fair Value	Maturity Investments	Fair Value
	($ in thousands)

AAA	75.4%	$836,122	71.8%	$489,800
AA	9.5%	105,769	12.1%	82,563
A	13.0%	144,416	14.9%	101,755
BBB	2.1%	22,798	1.2%	8,160
Total	100.0%	$1,109,105	100.0%	$682,278

Maturity Distribution

The contractual maturity dates of fixed maturity and short term investments as at December 31, 2007 and 2006 is shown below. Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

	As at December 31, 2007
	Amortized Cost	Fair Value
	($ in thousands)

Due within one year	$57,039	$57,032
Due after 1 through 5 years	373,643	372,338
Due after 5 through 10 years	202,990	209,821
Due after 10 years	135,564	139,643
Mortgage and asset-backed securities	353,573	353,887
Total	$1,122,809	$1,132,721

	As at December 31, 2006
	Amortized Cost	Fair Value
	($ in thousands)

Due within one year	$5,496	$5,496
Due after 1 through 5 years	257,328	256,965
Due after 5 through 10 years	88,447	86,748
Due after 10 years	101,330	99,114
Mortgage and asset-backed securities	233,687	233,955
Total	$686,288	$682,278

Other Investments

The Company’s other investments include:

	As at	As at
	December 31, 2007	December 31, 2006
	($ in thosuands)

Island Heritage	$-	$8,826
Mont Fort	-	1,445
Investment funds	31,249	28,378
Catastrophe bonds	36,619	35,847
Real estate investment trusts	12,204	-
Fixed income fund	212,982	-
Other investments	112	-
Total other investments	$293,166	$74,496

      The investment funds consist of investments in a hedge fund and private equity funds.  The catastrophe bonds held pay a variable interest coupon and their return, from interest and return of principal, is contingent upon climatological and geological events.  REITs are an investment in a corporation investing in real estate.  The fixed income fund is a Swiss franc money market fund.

Sub-prime Exposure

Global financial markets experienced significant stress during the third and fourth quarters of 2007 and early 2008, primarily driven by challenging conditions in the markets related to U.S. sub-prime mortgages (including collateralized debt obligations (“CDOs”) based on sub-prime collateral), and in the markets for loans and bonds related to leveraged finance transactions (collectively referred to as “sub-prime”). This adverse market environment began to intensify toward the end of July 2007 and was characterized by significant credit spread widening, prolonged illiquidity, reduced price transparency and increased volatility. As conditions in these markets deteriorated, other areas such as the asset-backed commercial paper market also experienced decreased liquidity and the equity markets experienced short-term weakness and increased volatility. In addition, a number of participants in the financial guaranty market, have reported significant mark-to-market losses on their portfolio of financial guaranty contracts accounted for as derivatives under GAAP. Certain of these market participants have had their financial strength ratings put on review for possible downgrade by various rating agencies, or such ratings were downgraded and the market capitalization of such participants decreased significantly. In response and in an effort to stabilize market conditions generally, the Federal Reserve and other central banks injected significant liquidity into the markets and lowered benchmark interest rates.

Based in part on published news and research reports, further deterioration in the performance of the sub-prime mortgage sector appears to be generally expected; however, the extent and duration of the current deterioration in the credit markets more broadly is unknown. It is possible that the continued deterioration in the credit markets noted above would significantly adversely impact the overall economy, which could directly or indirectly give rise to adverse effects on us, potentially including effects we can not currently reasonably foresee. In addition, there can be no assurance that any of the governmental or private sector initiatives designed to address such credit deterioration in the markets will be implemented, or that if implemented would be successful.

With reference to sub-prime, at December 31, 2007, we had no exposure to sub-prime backed investments or CDOs of sub-prime backed investments. At December 31, 2007, our holdings of Alt –A securities was $14.7 million with an average rating of AAA.  Alt – A securities are defined as a classification of mortgages where the risk profile falls between prime and sub-prime. The borrowers behind these mortgages will typically have clean credit histories, but the mortgage itself will generally have some features that increase its risk profile. These features include higher loan-to-value and debt-to-income ratios or inadequate documentation of the borrower’s income.  Our exposure to traditional monoline insurers emanates from our non subprime asset-backed holdings. We have securities with credit enhancement from the traditional monoline insurers that amount to $9.9 million at December 31, 2007. We do not have any collateralized loan obligations or CDO exposures in our portfolio.

Loss and Loss Adjustment Expense Reserves

The Company establishes loss reserves to estimate the liability for the payment of all loss and loss adjustment expenses incurred with respect to premiums earned on the contracts that the Company writes. Loss reserves do not represent an exact calculation of the liability. Loss reserves represent estimates, including actuarial and statistical projections at a given point in time to reflect the Company’s expectations of the ultimate settlement and administration costs of claims incurred. Estimates of ultimate liabilities are contingent on many future events and the eventual outcome of these events may be different from the assumptions underlying the reserve estimates. The Company believes that the recorded unpaid loss and loss adjustment expenses represent management’s best estimate of the cost to settle the ultimate liabilities based on information available at December 31, 2007. See  “— Critical Accounting Policies—Loss and Loss Adjustment Expense Reserves ”  for additional information concerning loss and loss adjustment expenses.

The following table represents an analysis of paid and incurred losses and a reconciliation of the beginning and ending loss and loss adjustment expense reserves for the years ended December 31, 2007 and 2006:

	Year Ended December 31, 2007	Year Ended December 31, 2006
	($ in thousands)

Gross liability at beginning of year	$22,516	$-
Reinsurance recoverable at beginning of year	-	-
Net liability at beginning of year	22,516	-

Net incurred losses related to:
Current year	196,734	26,660
Prior year	(3,875)	-
	192,859	26,660
Net paid losses related to:
Current year	32,664	4,144
Prior year	6,948	-
	39,612	4,144

Effects of foreign exchange rate changes	2,726	-
Loss reserve on acquisition of Island Heritage	2,489	-
Net liability at end of year	180,978	22,516
Reinsurance recoverable at end of year	-	-
Gross liability at end of year	$180,978	$22,516

The $3.9 million prior year reduction in the net incurred losses arose from the revision of our loss estimates upon receipt of updated information from our clients and brokers.

The significant increase in the reserves in 2007 is primarily attributable to light insured catastrophe activity in 2006 coupled with significant losses in 2007 from Windstorm Kyrill ($32.4 million), June and July U.K. Floods ($38.0 million), New South Wales Floods ($18.5 million), three satellite losses ($13.8 million) and the Sydney Hailstorm ($11.4 million).

Shareholders’ Equity and Capital Resources Management

As at December 31, 2007, total shareholders’ equity was $1.2 billion, a 40.0% increase compared to $864.5 million at December 31, 2006. The increase in shareholders’ equity is principally due to the completion of our IPO and the exercise of the underwriters’ overallotment option in the amount of $168.7 million, net income for the year ended December 31, 2007 of $167.9 million, share based compensation of $8.3 million, accumulated other comprehensive income of $7.9 million offset by dividends declared of $7.0 million. Other comprehensive income consists of the change in currency translation adjustment arising from the translation of the Company’s foreign subsidiaries into U.S. dollars.

The Company actively manages its capital to support its underwriting operations and for the benefit of its shareholders, subject to the ability to maintain strong ratings from the agencies and maintain its ability to pay claims as they arise. Generally, the Company will seek to raise additional capital when its current capital position is not sufficient to support attractive business opportunities available. Conversely, the Company will seek to reduce its capital, through dividends or stock repurchases when the opportunity set is insufficient to utilize our capital to earn our long term return targets.

Management uses growth in diluted book value per share as a prime measure of the value the Company is generating for its common shareholders. Diluted book value per share is calculated using the common shareholders’ equity divided by the number of common share and share equivalents outstanding. In 2007, the Company’s diluted book value per share plus accumulated dividends increased by 16.8% from $11.94 at December 31, 2006 to $13.95 at December 31, 2007.

Long Term Debt

On August 23, 2006, the Company raised gross and net proceeds of $136.7 million and $132.8 million through a private placement of Deferrable Interest Debentures. The Deferrable Interest Debentures have a floating rate of interest equal to (i) London Interbank Offering Rate (“LIBOR”) plus 354 basis points per annum, reset quarterly for the dollar-denominated principal amount and (ii) Euro Interbank Offered Rated (“Euribor”) plus 354 basis points per annum, reset quarterly for the Euro-denominated principal amount. The Deferrable Interest Debentures mature on September 15, 2036, and may be called at par by the Company at any time after September 15, 2011. The Company may defer payment of the interest for up to 20 consecutive quarterly periods, but no later than September 15, 2011. Any deferred interest payments would accrue interest quarterly on a compounded basis.

In June 2007, the Company, through its wholly-owned subsidiary Flagstone Finance SA, raised gross and net proceeds of $100.0 million and $98.9 million, respectively, through a private placement of Junior Subordinated Deferrable Interest Notes.  These notes have a floating rate of interest equal to LIBOR plus 300 basis points per annum, reset quarterly. These Notes mature on July 30, 2037, and may be called at par by the Company at any time after July 30, 2012. The Company may defer interest payment for up to 20 consecutive quarterly periods, but no later than July 30, 2012. Any deferred interest payments would accrue interest quarterly on a compounded basis.

In September 2007, the Company raised gross and net proceeds of $25.0 million and $24.7 million, respectively, through a private placement of Junior Subordinated Deferrable Interest Notes.  These Notes have a floating rate of interest equal to LIBOR plus 310 basis points per annum, reset quarterly. These Notes mature on September 15, 2037, and may be called at par by the Company at any time after September 15, 2012.  The Company may defer interest payment for up to 20 consecutive quarterly periods, but no later than September 15, 2012. Any deferred interest payments would accrue interest quarterly on a compounded basis.

The indenture governing our Deferrable Interest Debentures would restrict us from declaring or paying dividends on our common shares if the Company:

●	is downgraded by A.M. Best to a financial strength rating below A- and fails to renew more than 51% of its net premiums written during any twelve-month period;

●	is downgraded by A.M. Best to a financial strength rating below A- and sells more than 51% of its rights to renew net premiums written over the course of a twelve-month period;

●	is downgraded by A.M. Best to a financial strength rating below B++; or

●	withdraws its financial strength rating by A.M. Best.

Through the acquisition of IAL King Air on July 22, 2007, the company acquired debt of $0.9 million. The loan has a floating rate of interest equal to 30-day LIBOR plus 195 basis points per annum, reset monthly.  The debt matures March 15, 2009.

At December 31, 2007 and 2006, the Company was in compliance with all required covenants, and no conditions of default existed related to the Company’s long term debt. We may incur additional indebtedness in the future if we determine that it would be an efficient part of our capital structure.

Our capital management strategy is to preserve sufficient capital to support the Company’s financial strength ratings and our future growth while maintaining conservative financial leverage and earnings coverage ratios.

The table below sets forth the capital structure of the Company at December 31, 2007 and 2006:

	December 31, 2007		December 31, 2006
	($ in thousands)
Capital structure:
Long term debt	$264,889	18.0%	$137,159	13.7%
Shareholders’ equity	1,210,485	82.0%	864,519	86.3%
Total Capital	$1,475,374	100.0%	$1,001,678	100.0%

Liquidity

Liquidity is a measure of the Company’s ability to access sufficient cash flows to meet the short-term and long-term cash requirements of its business operations. Management believes that its significant cash flows from operations and high quality liquid investment portfolio will provide sufficient liquidity for the foreseeable future. For the period from inception until December 31, 2007, we have had sufficient cash flow from operations to meet our liquidity requirements. We expect that our operational needs for liquidity for at least the next twelve months will be met by our balance of cash, funds generated from underwriting activities, investment income and proceeds from sales and maturities of our investment portfolio. Cash and cash equivalents were $362.7 million at December 31, 2007.

We are a holding company that conducts no operations of our own. We rely primarily on cash dividends and return of capital from our subsidiaries to pay our operating expenses and make principal and interest payments on our long term debt. There are restrictions on the payment of dividends from Flagstone and Flagstone Suisse to the Company, which are described in more detail below. Following the completion of our IPO, we have paid a quarterly cash dividend of $0.04 per common share in both the third and fourth quarters of 2007. Our subsidiaries’ sources of funds primarily consist of premium receipts net of commissions, investment income, capital raising activities including the issuance of common shares, long term debt and proceeds from sales and maturities of investments. Cash is used primarily to pay losses and loss adjustment expenses, reinsurance purchased, brokerage, general and administrative expenses and dividends, with the remainder made available to our investment manager for investment in accordance with our investment policy. In the future, we may use cash to fund any authorized share repurchases and acquisitions.

Cash flows from operations in 2007 increased to $326.9 million, from $172.4 million in 2006. This increase in cash flows from operations was primarily attributable to higher underwriting cash flows due to higher premium writings in 2007 compared to 2006.  Because a large portion of the coverages we provide typically can produce losses of high severity and low frequency, it is not possible to accurately predict our future cash flows from operating activities. As a consequence, cash flows from operating activities may fluctuate, perhaps significantly, between individual quarters and years.

Cash flows relating to financing activities include the payment of dividends, share related transactions and the issue or repayment of debt.  During 2007, we generated $336.2 million from financing activities compared to $296.4 million in 2006. During 2007 we received net proceeds of $168.7 million from the issuance of our common shares through our IPO in April 2007 and net proceeds of $123.7 million from the issuance of junior subordinated deferrable interest notes, offset by a $17.1 million repayment of a loan under a sale lease-back transaction.  In 2006 we raised $162.8 million from the issuance of common shares and net proceeds of $132.8 million from the issuance of deferrable interest debentures.

Generally, positive cash flows from our operating and financing activities are invested in the Company’s investment portfolio. For further discussion of our investment activities, including our strategy and current durations, refer to “Business” and also Note 5 to our Consolidated Financial Statements included in Item 8 of this report.

We monitor our long term liquidity needs with regard to our annual aggregate PML. Our annual aggregate PML for a given number of years is our estimate of the maximum aggregate loss and loss adjustment expenses that we are likely to incur in any one year during that number of years.

Financial strength ratings and senior unsecured debt ratings represent the opinions of rating agencies on the Company’s capacity to meet its obligations. In the event of a significant downgrade in ratings, the Company’s ability to write business and to access the capital markets could be impacted. Some of the Company’s reinsurance treaties contain special funding and termination clauses that are triggered in the event the Company or one of its subsidiaries is downgraded by one of the major rating agencies to levels specified in the treaties, or the Company’s capital is significantly reduced. If such an event were to occur, the Company would be required, in certain instances, to post collateral in the form of letters of credit and/or trust accounts against existing outstanding losses, if any, related to the treaty.

In 2008, we anticipate expenditures of approximately $5.0 million for our information technology infrastructure and systems enhancements, including proprietary software expenditures and $6.0 million primarily for the building costs associated with the completion of our office building in Hyderabad. We expect our operating cash flows, together with our existing capital base, to be sufficient to meet these requirements and to operate our business.

Letter of Credit Facilities

In the normal course of its operations, the Company enters into agreements with financial institutions to obtain secured credit facilities. Under the terms of certain reinsurance agreements, irrevocable letters of credit are issued on a secured basis in respect of cedents’ reported loss and unearned premium reserves.

In August 2006, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Citibank N.A. In April 2007, the Company increased its uncommitted letter of credit facility agreement with Citibank N.A. from $200.0 million to $400.0 million.  As at March 17, 2008, $73.7 million has been drawn under this facility and the drawn amount of the facility is secured by $82.0 million of fixed maturity securities from our investment portfolio.

In September 2007, the Company entered into a $200.0 million uncommitted letter of credit facility agreement with Wachovia Bank, N.A.  While the Company has not drawn upon this facility as at December 31, 2007, if drawn upon, the utilized portion of the facility will be secured by an appropriate portion of securities from the Company’s investment portfolio.

Restrictions and Specific Requirements

The cash generated from the three closings of our private placement, the issuance of our Deferrable Interest Debentures, the completion of our IPO and operating cash flows has provided us with sufficient liquidity to enable Flagstone to meet its Bermuda statutory requirements under the Insurance Act, as described below.

The Insurance Act requires Flagstone to maintain a minimum solvency margin (being the minimum amount that the statutory assets must exceed the statutory liabilities as required by the Insurance Act) equal to the greatest of (i) $100 million, (ii) 50% of net premiums written or (iii) 15% of the reserve for losses and loss adjustment expenses. To satisfy these requirements, Flagstone was required to maintain a minimum level of statutory capital and surplus of $228.0 million as at December 31, 2007. In addition, Flagstone is required to maintain a minimum liquidity ratio. As at December 31, 2007, 2006 and 2005, Flagstone was in compliance with all of the requirements of the Insurance Act.

Bermuda law limits the maximum amount of annual dividends or distributions payable by Flagstone to the Company and in certain cases requires the prior notification to, or the approval of, the BMA. As a Bermuda Class 4 reinsurer, Flagstone may not pay dividends in any financial year which would exceed 25% of its total statutory capital and surplus unless at least seven days before payment of those dividends it files an affidavit with the BMA signed by at least two directors and Flagstone’s principal representative, which states that in their opinion, declaration of those dividends will not cause Flagstone to fail to meet its prescribed solvency margin and liquidity ratio. Further, Flagstone may not reduce by 15% or more its total statutory capital as set out in its previous year’s statements, without the prior approval of the BMA. Flagstone must also maintain, as a Class 4 Bermuda reinsurer, paid-up share capital of $1 million.

Flagstone is not licensed or admitted as an insurer or reinsurer in any jurisdiction other than Bermuda. Because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security mechanisms are in place, we anticipate that our reinsurance clients will typically require Flagstone to post a letter of credit or other collateral.

Flagstone Suisse is licensed to operate as a reinsurer in Switzerland. Swiss law permits dividends to be declared only after profits have been allocated to the reserves required by law and to any reserves required by the articles of incorporation. The articles of incorporation of Flagstone Suisse do not require any specific reserves. Therefore, Flagstone Suisse must allocate any profits first to the reserve required by Swiss law generally, and may pay as dividends only the balance of the profits remaining after that allocation. In the case of Flagstone Suisse, Swiss law requires that 5% of the company’s profits be allocated to a “ general reserve ”  until the reserve reaches 20% of its paid-in share capital.  In addition, a Swiss reinsurance company may pay a dividend only if, after payment of the dividend, it will continue to comply with regulatory requirements regarding minimum capital, special reserves and solvency margin requirements. See Item 1, “ Business—Regulation—Other Jurisdictions—Switzerland. ”

Island Heritage is currently licensed to transact domestic insurance business in sixteen Caribbean countries. The Island Heritage subsidiaries are domiciled in the Cayman Islands and are subject to regulatory oversight by the Cayman Islands Monetary Authority (Insurance Department).

Off Balance Sheet Arrangements

We have no obligations, assets or liabilities other than those disclosed in the financial statements; no trading activities involving non-exchange traded contracts accounted for at fair value; and except as disclosed in this document no relationships and transactions with persons or entities that derive benefits from their non-independent relationship with us or our related parties.

Contractual Obligations and Commitments

The following table shows our aggregate contractual obligations by time period remaining to due date as at December 31, 2007:

	Less than	1-3	3-5	More than
	1 year	years	years	5 years	Total
	($ in thousands)

Long term debt - Interest(1)	$21,161	$42,222	$42,214	$509,025	$614,622
Long term debt - Principal	128	755	-	264,006	264,889
Lease obligations	3,731	6,672	5,839	10,906	27,148
Loss and loss adjustment expense reserves(2)	50,476	111,711	14,740	4,051	180,978
Island Heritage share repurchase(3)	3,502	-	-	-	3,502
Investment commitments(4)	6,356	-	-	-	6,356
Total contractual obligations	$85,354	$161,360	$62,793	$787,988	$1,097,495

(1) The interest on the long term debt is based on a spread above LIBOR and Euribor. We have reflected interest due in the table based on the current interest rates on the facility. See “Long Term Debt” above for further details.
(2) The Company has based its estimate of future claim payments upon benchmark payment patterns constructed internally, drawing upon available relevant industry sources of loss and allocated loss adjustment expense development data which may include both internal and external data sources. We also supplement these benchmark payment patterns with information received from treaty submissions and periodically update them. We believe that it is likely that this benchmark data will not be predictive of our future claim payments and that material fluctuations can occur due to the nature of the losses which we insure and the coverages which we provide. Because of the nature of the coverages that we provide, the amount and timing of the cash flows associated with our policy liabilities will fluctuate, perhaps significantly, and therefore are highly uncertain. See “— Critical Accounting Policies—Loss and Loss Adjustment Expense Reserves.”
(3) Effective November 20, 2007, Island Heritage entered into a share repurchase agreement with one of its minority shareholders. Under this agreement, Island Heritage will buy back 16,919 shares (representing 5% of its common shares) on June 30, 2008 at a price of 1.78 times the fully diluted book value as at December 31, 2007.  The amount will be settled with fifty percent cash on or before June 30, 2008 and fifty percent cash on or before December 31, 2008.
(4) The Company has made certain commitments with respect to an investment in a private equity fund and may receive capital call requests in 2008.

Currency

The Company’s reporting currency is the U.S. dollar. The Company has exposure to foreign currency risk due to the following: its investments in foreign subsidiaries whose functional currencies are typically their national currencies; Flagstone Suisse’s underwriting reinsurance exposures; the collection of premiums and payment of claims and other general operating expenses denominated in currencies other than the U.S. dollar; and, holding certain net assets in foreign currencies. The Company’s most significant foreign currency exposure is to the Swiss franc.

Prior to December 2007, gains and losses on foreign currency forward contracts and on foreign currency swaps used to hedge the foreign currency exposure of the Company’s debt, investments in and loan to various subsidiaries, and operational balances (premiums and reserves) of our investments in foreign subsidiaries were recorded with realized gains and losses - other on the income statement, while gains and losses on the translation of foreign subsidiaries’ assets and liabilities were recorded in accordance with SFAS No. 52 “Foreign Currency Translation” (“SFAS 52”) as a change in currency translation adjustment, a component of comprehensive income. Since the change in currency translation adjustment is not a component of net income, there was volatility created in our reported earnings from the translation of our foreign subsidiaries. Prior to renewing our forward contracts in December 2007, we considered the guidance under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) which outlines the designated hedge accounting method, which permits the offset of gains and losses on the hedged instruments (i.e. the forward contracts) against the gains and losses recorded for the hedged items (i.e. foreign subsidiaries). As a result, $3.5 million of unrealized losses on forward contracts was accounted for as an offset against the currency translation adjustment gain in the fourth quarter 2007, thus reducing the income statement volatility.  The losses on forward contracts resulted from the continued weakening of the U.S. dollar against other major currencies, mainly the Swiss franc.

At December 31, 2007, the value of the U.S. dollar weakened approximately 1.6% against the British pound, 10.8% against the Euro, 15.1% against the Canadian dollar, and 7.1% against the Swiss franc, compared to December 31, 2006. Since a large proportion of the Company’s assets and liabilities are expressed in these currencies, there was a net increase in the U.S. dollar value of the assets and liabilities denominated in these currencies in 2007.

Net foreign exchange gains amounted to a gain of $5.3 million, a gain of $2.1 million and a gain of $nil for the years ended December 31, 2007 and 2006 and the period from October 4, 2005 through December 31, 2005, respectively (See “—Results of Operations” above).

Effects of Inflation

The effects of inflation are considered implicitly in pricing and estimating reserves for unpaid losses and loss expenses. The actual effects of inflation on the results of operations of the Company cannot be accurately known until claims are ultimately settled.

We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. The potential exists, after a catastrophe loss, for the development of inflationary pressures in a local economy. The effects of inflation are considered implicitly in pricing through the modeled components such as demand surge. Loss reserves are established to recognize likely loss settlements at the date payment is made. Those reserves inherently recognize the effects of inflation. The actual effects of inflation on our results cannot be accurately known, however, until claims are ultimately resolved.